LEVEL 8 SYSTEMS, INC.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS
OF
SERIES B-3 CONVERTIBLE REDEEMABLE PREFERRED STOCK

(Pursuant to Section 151 of the Delaware General Corporation Law)

      Level 8 Systems, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

      I. The name of the corporation is Level 8 Systems, Inc. (the “Corporation”).

      II. The Corporation’s Certificate of Designations of Series B-3 Convertible Preferred Stock (the “Series B-3 Certificate of Designations”), which was previously filed with the Secretary of State of the State of Delaware is hereby amended as set forth herein.

      III. The amendments to the Series B-3 Certificate of Designations as set forth herein have been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and have been consented to in writing by holders of at least 85% of the Corporation’s Series B-3 Convertible Redeemable Preferred Stock in accordance with Section 228 of the General Corporation Law of the State of Delaware and written notice has been given as provided in Section 228(c).

IV. Article VI shall be amended and restated to read in its entirety as follows:

6.1 Conversion Price. Each share of Preferred Stock at a price per share of $4.00 (the “Conversion Price”) may, at any time, be converted into that number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock, as is determined by the Conversion Ratio.

6.2 Automatic Conversion. Upon the filing of the Amended and Restated Certificate of Incorporation of the Corporation whereby the Corporation changes its name to Cicero, Inc., affects a 100:1 reverse stock split, and increases the number of shares of authorized capital stock, each share of Series B-3 Preferred Stock shall automatically be converted into 0.125 fully paid and non-assessable shares of Series A-1 Preferred Stock of the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series A-1 Preferred Stock issuable upon such conversion unless certificates evidencing such shares of the Preferred Stock being converted are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any losses incurred by it in connection therewith.

V. Article VIII shall be amended by deleting in its entirety every section other than Sections 8.5 and 8.7 which shall remain.

VI. In accordance with Section 151 of the DGCL, the Board of Directors has resolved that upon automatic conversion of the Series B-3 Preferred Stock pursuant to Section 6.2 of the Series B-3 Certificate of Designations:

No shares of the Corporation’s Series B-3 Preferred Stock are outstanding and that no shares of Series B-3 Preferred Stock will be issued subject to the previously filed Series B-3 Certificate of Designations with respect to the Series B-3 Preferred Stock; and

That the officers of the Corporation are directed to file with the Secretary of State of the State of Delaware this certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the

Corporation’s certificate of incorporation all matters set forth in the Series B-3 Certificate of Designations with respect to the Series B-3 Preferred Stock.

In witness whereof, Level 8 Systems, Inc. has caused this Certificate to be signed this 29th day of December, 2006.

Level 8 Systems, Inc.
By:/s/ John P. Broderick Name: John P. Broderick Title: Chief Executive Officer and Chief Financial Officer